UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 19, 2005

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

     On October 19, 2005, MIVA, Inc. (“MIVA”) entered into Restricted Stock Unit Agreements and Option Cancellation Agreements with certain of its officers and directors. Pursuant to these agreements, certain officers and directors exchanged an aggregate of 1,332,806 stock options held by them having an exercise price at or above $10 per share for an aggregate of 931,852 restricted stock units. In addition, an aggregate of 118,593 restricted stock units were granted to an officer and a director. The agreements, the terms of the exchange and the grant of restricted stock units were approved by the Compensation Committee of the Board of Directors of MIVA. MIVA and the Compensation Committee of MIVA’s Board of Directors have consistently viewed appropriate equity incentives as a key element of its director and executive officer compensation policies and practices to attract, retain and motivate officers and directors. The exchanges and grants were made in recognition that the related options were at prices well in excess of the current price of MIVA’s common stock and were not providing the intended motivation.

     The options surrendered and the restricted stock units exchanged for those options were issued under MIVA’s 1999 Stock Incentive Plan (“1999 Plan”). The 118,593 restricted stock units were granted under MIVA’s 2004 Stock Incentive Plan (“2004 Plan”). Each restricted stock unit represents a contingent right to receive one share of MIVA’s common stock. The restricted stock units that were issued in exchange for options had an equivalent economic value, under the Black-Scholes option pricing model, to the options being exchanged. The exchange ratio for restricted stock units to options was based on the closing price of MIVA’s common stock on October 18, 2005. The options that were exchanged to MIVA by the officers and directors were cancelled and 400,954 shares, representing the difference between the number of shares underlying the restricted stock units granted and the number of shares underlying stock options surrendered and cancelled, are available for future awards under MIVA’s 1999 Plan.

     The restricted stock units vest as follows: 50% of the restricted stock units vest on October 19, 2006, and the remaining 50% of the restricted stock units vest on October 19, 2007. The vesting of the restricted stock units may accelerate under certain circumstances, including upon any change in control of MIVA. Additionally, a recipient typically will forfeit any unvested restricted stock units in the event of a termination of employment or service as a director. However, in general with respect to officers, in the event of a without cause termination by MIVA, or a termination of employment by the officer for good reason, the restricted stock units would immediately vest and would not be forfeited. The forms of Restricted Stock Unit Agreements under the 1999 Plan and the 2004 Plan are substantially the same in all material respects.

     The following table sets forth the number of shares of MIVA restricted stock received and the number of shares of MIVA common stock underlying options that were cancelled by (i) each of MIVA’s named executive officers for the fiscal year ended December 31, 2004, (ii) all participating directors, and (iii) all other officers as a group:

Name	Title	Cancelled Options	Restricted Stock Units Granted

Craig A. Pisaris-Henderson	Chairman and CEO	304,000	210,051

Phillip Thune	President and Director	236,500	163,001

David C. Rae	Chief Strategy Officer	186,000	127,914

Brenda Agius	SVP of Global Operations	126,000	87,795

Anthony A. Garcia	Chief Technology Officer	115,500	80,291

Sebastian Bishop	Chief Marketing Officer and Director	0	114,257*

Frederick E. Guest II	Director	37,500	26,304

Gerald W. Hepp	Director	25,000	19,130

Lee Simonson	Director	25,000	18,115

Charles Rothstein	Director	12,500	14,262*

All Others (6 persons)		264,806	189,325

* Of those amounts set forth in the table above, on October 19, 2005, Messrs. Bishop and Rothstein were granted 114,257 and 4,336 restricted stock units, respectively, under MIVA’s 2004 Plan. The sizes of the grants were determined on the basis of options issued, with an exercise price above $10 per share, under MIVA’s 2004 Plan, computed on the same basis as the exchange of options for restricted stock units under MIVA’s 1999 Plan. Those options under MIVA’s 2004 Plan remain outstanding.

     The foregoing description is qualified in its entirety by reference to the Restricted Stock Unit Agreement and the Option Cancellation Agreement, forms of which are attached as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+ 10.2+	Form of MIVA, Inc. Restricted Stock Unit Agreement Form of Option Cancellation Agreement

+      Management Compensatory Contract or Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: October 21, 2005	By:	/s/ Craig A. Pisaris-Henderson

Craig A. Pisaris-Henderson
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1+ 10.2+	Form of MIVA, Inc. Restricted Stock Unit Agreement Form of Option Cancellation Agreement

+      Management Compensatory Contract or Plan